Execution Version

WHITEHAWK THERAPEUTICS, INC. EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into as of October 30, 2025 by and between Whitehawk Therapeutics, Inc. (“Whitehawk”), and Margaret Dugan, M.D. (“Executive”). Whitehawk, together with any subsidiaries, shall be referred to in this letter as the “Company”.

1.
Duties and Scope of Employment.
(a)
Positions and Duties. Effective as of such date that you are able to begin employment after abiding by the notice obligations you have with your current employer (such date you begin, the “Start Date”), Executive will serve as the Company’s Chief Medical Officer, reporting directly to the Company’s Chief Executive Officer. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Company’s Chief Executive Officer. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”
(b)
Obligations. During the Employment Term, Executive will perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration, without the prior approval of the Company’s Chief Executive Officer; provided, however, that Executive may manage personal investments, participate in civic, charitable, educational and professional activities. In the event of any conflict between any policy of the Company and the terms of this Agreement, the terms of this Agreement shall govern and control. Additionally, notwithstanding anything to the contrary, the Company agrees that Executive may continue to serve (i) on the board of directors of BeOne Medicines; (ii) as a medical advisor to Dracen Pharmaceutical; and

(iii) as a scientific advisor to General Proximity.

(c)
Principal Location of Services. Executive shall perform her duties during the Employment Term principally from her remote location in New York City and shall undertake such travel within or outside of the United States, including to the Company’s offices in New Jersey, as is necessary or advisable for the efficient operations of the Company
2.
At-Will Employment. The parties agree that Executive’s employment with the Company will be “at-will” employment and may be terminated at any time with or without Cause or notice. Executive understands and agrees that neither Executive’s job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of Executive’s employment with the Company, except as otherwise provided in this Agreement. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.

3.
Compensation.
(a)
Base Salary. Effective as of the Start Date and for the remainder of the Employment Term, the Company will pay Executive an annual salary of at least $540,000 as compensation for Executive’s employment services to the Company. Executive’s salary will be subject to review at least annually and adjustments will be made based upon the Company’s normal performance review practices. The Executive’s salary will be reviewed as part of the 2026 review cycle, despite such cycle occurring less than a year into the Executive’s employment with the Company (as adjusted pursuant to this paragraph, the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.
(b)
Target Bonus. Effective as of the Start Date and for the remainder of the Employment Term, Executive will be eligible to receive an annual bonus of up to 45% of Executive’s Base Salary upon achievement of performance objectives to be determined by the Company’s Board of Directors (the “Board”) or its authorized committee (the “Committee”) in its sole discretion, with reasonable input from Executive (the “Target Bonus”) based on performance targets established at the start of the year in consultation with the Executive. For calendar year 2025, the achieved Target Bonus will be pro-rated under the terms of this Agreement. The amount of Executive’s Target Bonus paid to Executive (if any) will be determined by the Board or the Committee (as applicable) in its sole discretion and less applicable withholdings. Executive will only be eligible to receive the Target Bonus if Executive remains employed by the Company as of the date that annual bonuses are paid, which date shall be no later than (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the Target Bonus is earned or (ii) March 15 following the calendar year in which the Target Bonus is earned.
(c)
Stock Option. Subject to the approval of the Board or the Committee (which shall not unreasonably be withheld), Executive will be granted a nonstatutory stock option to purchase 650,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock on the date of grant, which will be the closing price of the Company’s common stock as reported by the Nasdaq Stock Market on the Start Date (the “Option”). Subject to the accelerated vesting provisions set forth herein, the Option will vest as to twenty-five percent (25%) of the shares subject to the Option one (1) year after the Start Date, and as to 1/48th of the shares subject to the Option monthly thereafter on the same day of the month as the Start Date (and if there is no corresponding day, the last day of the month), so that the Option will be fully vested and exercisable four (4) years from the Start Date, subject to Executive continuing to provide services to the Company through the relevant vesting dates. Except as provided herein, the Option will be subject to the terms and conditions of an equity incentive plan and related stock option agreement approved by the Board or Committee, including vesting requirements (collectively, the “Equity Documents”) and will be granted in accordance with the Company’s equity grant policy.
(d)
Equity. Subject to approval of the Board or Committee, you will be granted a Restricted Stock Unit award (the “RSU Award”) covering a number of shares of Company common stock with a $125,000 grant date fair value (as determined in accordance with U.S. generally accepted accounting principles), effective as of the Start Date (“RSU Grant Date”), which will vest in one installment 12 months after the RSU Grant Date, subject to Executive continuing to provide services to the Company pursuant to this Agreement through the vesting date. Except as provided herein, the

RSU Award will be subject to the terms and conditions of an equity incentive plan and related restricted stock unit agreement approved by the Board or Committee and will be granted in accordance with the Company’s equity grant policy. In addition, during the Employment Term, Executive will be eligible to receive equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee will determine in its discretion whether Executive will be granted any equity awards and the terms of any equity award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

(e) Sign On Bonus. The Company will pay you a one-time sign-on bonus of

$100,000 less applicable taxes and withholdings, payable in the first regular payroll following your start date. If you voluntarily resign from the Company without Good Reason or your employment is terminated for Cause (as defined herein) within 12 months of your start date, you agree to repay the full amount of the sign-on bonus to the Company within 30 days of your termination date. By signing this Agreement, you authorize the Company to withhold any unpaid portion of the sign-on bonus from your final paycheck or other amounts due to you, to the extent permitted by law.

4.
Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. Executive shall also be entitled to four weeks of PTO (Paid Time Off), accruing annually in accordance with the Company’s PTO policy, and participation in any 401(k) or employee benefit plan established by the Company, each as subject to the terms and conditions of such plans or programs adopted by the Company.
5.
Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
6.
Severance.
(a)
Termination for other than Cause, Death or Disability Apart from a Change of Control. If, outside of the Change of Control Period, (i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, or (ii) the Executive resigns from such employment for Good Reason, then, subject to Section 7, Executive will be entitled to receive:
(i)
a lump sum payment equal to (A) one hundred percent (100%) of Executive’s Base Salary, as then in effect (or if such termination was a resignation by the Executive for Good Reason due to a decrease in Executive’s Base Salary, the Base Salary in effect prior to such reduction), and (B) a lump sum equal to Executive’s Target Bonus for the fiscal year in which Executive’s termination occurs, pro-rated for the portion of such fiscal year during which Executive was employed by the Company, as long as Executive’s termination occurs after the first six months of such fiscal year ((A) and (B), the “Severance”). The Severance will be paid, less applicable withholdings, on the sixty-first (61st) day following Executive’s termination of employment in accordance with the Company’s normal payroll practices (subject to any delay as may be required by Section 7(b) and provided that the Release becomes effective prior to such date).

(ii)
if Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of twelve (12) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 6(a)(ii), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment, payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue the group health coverage for Executive and/or Executive’s eligible dependents in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive and/or Executive’s eligible dependents elect COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment with comparable health insurance coverage as that provided by Employer to Executive, or (y) the date the Company has paid an amount equal to twelve (12) payments. Any such taxable monthly payments that otherwise would have been paid to Executive within the sixty (60) days following Executive’s termination date instead will be paid on the sixty-first (61st) day following Executive’s termination of employment, with any remaining payments paid as provided in the prior sentence (subject to any delay as may be required by Section 7(b)). For the avoidance of doubt, the taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings.
(b)
Termination for other than Cause, Death or Disability or Resignation by Executive for Good Reason Related to a Change of Control. If, within the Change of Control Period

(i) the Company (or any parent or subsidiary or successor of the Company) terminates Executive’s employment with the Company other than for Cause, death or Disability, or (ii) the Executive resigns from such employment for Good Reason, then, subject to Section 7, Executive will be entitled to receive:

(i)
a lump sum payment equal to one hundred percent (100%) of the sum of: (A) Executive’s Base Salary, as then in effect, or if greater, at the level in effect immediately prior to the Change of Control, plus (B) Executive’s Target Bonus in effect for the fiscal year in which Executive’s termination of employment occurs ((A) and (B), the “CIC Severance”). The CIC Severance will be paid, less applicable withholdings, on the sixty-first (61st) day following Executive’s termination of employment in accordance with the Company’s normal payroll practices (subject to any delay as may be required by Section 7(b)). For the avoidance of doubt, if (x) Executive incurred a termination of employment prior to a Change of Control that qualifies Executive for severance payments under Section 6(a)(i); and (y) a Change of Control occurs within the three (3)-month period following Executive’s termination of employment that qualifies Executive for the superior benefits under this Section 6(b)(i), then Executive shall be entitled to a lump-sum payment of the amount calculated under this Section 6(b)(i), less amounts already paid under Section 6(a)(i).
(ii)
if Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of twelve (12) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents are no longer eligible for COBRA continuation coverage. The reimbursements will be subject to the same conditions, limitations, and restrictions as the COBRA benefits described in Section 6(a)(ii). For the avoidance of doubt, if (x) Executive incurred a termination of employment prior to a Change of Control that qualifies Executive for COBRA benefits under Section 6(a)(ii); and (y) a Change of Control occurs within the three (3)-month period following Executive’s termination of employment that qualifies Executive for the benefits under this Section 6(b)(ii), then Executive’s benefits under this Section 6(b)(ii) shall be offset by the benefits already provided to Executive under Section 6(b)(i); and
(iii)
accelerated vesting as to one hundred percent (100%) of Executive’s then-outstanding and unvested equity awards to acquire Company common stock, which, for the sake of clarity, includes Restricted Stock Unit awards.
(c)
Termination for Cause, Death or Disability; Resignation without Good Reason. If Executive’s employment with the Company (or any parent or subsidiary or successor of the Company) terminates voluntarily by Executive (except upon resignation for Good Reason), for Cause by the Company or due to Executive’s death or Disability, then (i) all vesting will terminate immediately with respect to Executive’s outstanding equity awards, (ii) all payments of compensation by the Company to Executive hereunder will terminate immediately (except as to amounts already earned), and (iii) Executive will only be eligible for severance benefits in accordance with the Company’s established policies, if any, as then in effect.
(d)
Termination for Any Reason. Upon termination of Executive’s employment for any reason, Executive (or her estate) shall be entitled to receive (i) her Base Salary accrued through the date of termination, (ii) earned but unused vacation and paid time off as of the date of termination, (iii) reimbursement of expenses properly incurred prior to termination and properly documented in accordance with the Company’s policy, (iv) all benefits, including continuation and conversion rights, provided upon termination of employment under the Company’s employee benefit plans and policies in accordance with the terms of such plans and policies, and (v) except in the case of termination for Cause or resignation without Good Reason, Executive’s Target Bonus approved by the Board or the Committee and actually accrued and payable for the fiscal year ending prior to the date of termination to the extent not yet paid on the date of termination (collectively the “Accrued Obligations”). For avoidance of doubt, upon termination for Cause or resignation without Good Reason, Executive shall not be entitled to any payments or benefits other than the Accrued Obligation.
(e)
Exclusive Remedy. In the event of a termination of Executive’s employment with the Company (or any parent or subsidiary or successor of the Company), the provisions of this

Section 6 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement, including any prior employment agreements entered into between the Company and Executive. Executive will be entitled to no severance or other benefits upon termination of employment with respect to acceleration of award vesting or severance pay other than those benefits expressly set forth in this Section 6.

7.
Conditions to Receipt of Severance; No Duty to Mitigate.
(a)
Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 6(a) or (b) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company, which shall not require the Executive to agree to any restrictive covenants which are longer or more onerous than those to which the Executive is already subject (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Release does not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Release becomes effective and irrevocable.
(b)
Section 409A.
(i)
Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Code Section 409A, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)
Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination (other than due to death), then the Deferred Payments that are payable within the first six

(6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six

(6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(iii)
Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury

Regulations will not constitute Deferred Payments for purposes of clause (i) above.
(iv)
Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.
(v)
The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. Executive agrees and acknowledges that the Company makes no representations or warranties with respect to the application of Section 409A and other tax consequences to any payments hereunder and, by the acceptance of any such payments, Executive agrees to accept the potential application of Section 409A and the other tax consequences of any payments made hereunder.
(c)
Confidential Information Agreement. Executive’s receipt of any payments or benefits under Section 6 will be subject to Executive continuing to comply with the terms of Confidential Information Agreement (as defined in Section 10). In the event Executive breaches the provisions of the Confidential Information Agreement, all continuing payments and benefits to which Executive may otherwise be entitled pursuant to Section 6(a) or (b) will immediately cease.
(d)
No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment.
8.
Definitions.

(a) Cause. For purposes of this Agreement, “Cause” is defined as (i) the willful failure, disregard, or refusal by Executive to perform the responsibilities of Executive’s position with the Company or follow the reasonable instructions of the Board; provided, however, that any willful failure, disregard, or refusal by Executive to perform the services hereunder shall not constitute Cause unless cure is not effected, as determined in good faith by the Board, within thirty (30) days after notice thereof is received by the Executive from the Company; (ii) any grossly negligent act by the Executive having the effect of injuring, as determined in good faith by the Board, the business or reputation of the Company or any of its subsidiaries or affiliates; (iii) Executive’s conviction of, guilty plea, or plea of nolo contendere to any felony or a misdemeanor involving moral turpitude; (iv) the determination by the Company, after a reasonable and good faith investigation by the Company following a written allegation by an employee of the Company, that the Executive engaged in some form of harassment prohibited by law (including, without limitation, age, sex, disability, or race discrimination) unless Executive’s actions were specifically directed by the Board; or (v) material breach by the Executive of any material provision of this Agreement or any Confidential Information Agreement. Notwithstanding the foregoing, no Cause shall exist unless the Company has provided written notice to Executive describing in detail such Cause conduct and, to the extent an act or omission giving rise to Cause is reasonably susceptible to cure, Executive shall have been given a reasonable opportunity, not to exceed thirty (30) days, after written notice by the Company, to cure such act or omission.

(b)
Change of Control. For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events:
(i)
a change in the ownership of the Company which occurs on the date that any one person (as defined in Section 13(d) and Section 14(d) of the Exchange Act), or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; provided, further, that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board also will not be considered a Change of Control. Further, if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event shall not be considered a Change of Control under this subsection (i). For this purpose, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities;
(ii)
A change in the effective control of the Company which occurs on the date that a majority of members of the Board of Directors of the Company is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same person will not be considered a Change in Control; or
(iii)
a change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (8)(b)(ii). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction,.

(c)
Change of Control Period. For purposes of this Agreement, “Change of Control Period” means the period that begins three (3) months prior to a Change of Control and ends twelve

(12) months following a Change of Control.

(d)
Code. For purposes of this Agreement, “Code” means the Internal Revenue Code of 1986, as amended.
(e)
Disability. For purposes of this Agreement, “Disability” means that Executive has been unable to perform the essential functions of Executive’s position due to any medically determinable physical or mental impairment for a period of ninety (90) consecutive days or more, or more than one hundred and eighty (180) days within any twelve (12)-month period, in each case, determined by the Board. This provision shall be subject to compliance with all federal, state and local disability laws.

(f) Good Reason. For the purposes of this Agreement, “Good Reason” means Executive’s resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of the following, without Executive’s express written consent: (i) a material breach by the Company of any provision of this Agreement or any other agreement between Executive and the Company; (ii) any material reduction by the Company of Executive’s duties, responsibilities, or authority; (iii) a material relocation of the place of business where Executive is are required to conduct Executive’s duties outside of New York City; (iv) a material (more than 7%) diminution in Executive’s base salary (other than in the context of salary or consideration reductions of up to 15% applied in identical percentages to all executive officers of the Company); (v) change in reporting line to anyone other than directly to the Chief Executive Officer or in the absence of a CEO another acting head official of the Company; or (vi) the failure or refusal of a successor to the Company to materially assume the Company’s obligations under this Agreement. Executive will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the existence of the grounds for “Good Reason” and a reasonable cure period of not less than thirty (30) days following the date the Company receives such notice during which such condition must not have been cured.

(g)
Section 409A Limit. For purposes of this Agreement, “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.
9.
Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 9, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits will be either:
(a)
delivered in full, or
(b)
delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in the severance and other benefits constituting “parachute payments” is necessary so that no portion of such severance benefits is subject to the excise tax under Section 4999 of the Code, the reduction shall occur in the following order: (1) reduction of the cash severance payments; (2) cancellation of accelerated vesting of equity awards; and (3) reduction of continued employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Executive’s equity awards.

A nationally recognized certified professional services firm selected by the Company, the Company’s legal counsel or such other person or entity to which the parties mutually agree (the “Firm”) shall perform the foregoing calculations related to the Excise Tax. The Company shall bear all expenses with respect to the determinations by the Firm required to be made hereunder. For purposes of making the calculations required by this Section, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999, including, without limitation, the valuation of the Executive’s obligations under the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidential Information Agreement”) and any other covenants to refrain from performing services. The Company and Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to the severance benefits or other payments is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the Firm made hereunder shall be final, binding, and conclusive upon the Company and Executive.

10.
Confidential Information. Executive agrees to execute the Confidential Information Agreement concurrently with the execution of this Agreement.
11.
Indemnification Agreement. The Company and Executive shall enter into an Indemnification Agreement (the “Indemnification Agreement”) in substantially the form attached as Exhibit 10.11 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 27, 2021. In the event that the Company adopts a form of Indemnification

Agreement that is more favorable to the covered individual, or amendments to the form of Indemnification Agreement, for other executives or Board members in the future, Executive shall be given the opportunity to enter into a new or amended Indemnification Agreement on the same terms.
12.
Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
13.
Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Whitehawk Therapeutics, Inc.

2 Headquarters Plaza, East Building 11th Floor Morristown, NJ 07960

Attn: Chief Executive Officer

If to Executive:

at the last residential address known by the Company.

14.
Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
15.
Arbitration. EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, STOCKHOLDER OR BENEFIT PLAN OF THE COMPANY IN THEIR CAPACITY AS SUCH OR OTHERWISE) ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE’S SERVICE TO THE COMPANY, SHALL BE SUBJECT TO ARBITRATION IN ACCORDANCE WITH THE PROVISIONS OF THE CONFIDENTIAL INFORMATION AGREEMENT.
16.
Integration. This Agreement, along with the Confidential Information Agreement, Equity Documents and the Indemnification Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. With respect to equity awards granted on or after the date of this Agreement, the acceleration of vesting provisions provided herein will apply to such equity awards except to the extent the applicable equity award agreement expressly supersedes this Agreement. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.
17.
Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
18.
Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
19.
Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
20.
Governing Law. This Agreement will be governed by the laws of the State of New Jersey (with the exception of its conflict of laws provisions).
21.
Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
22.
Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

[REMAINDER OF PAGE IS INTENTIONALLY BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year first above written.

COMPANY:

COMPANY:

WHITEHAWK THERAPEUTICS, INC.

By: /s/ David Lennon Date: 10/30/2025

Name: David Lennon, Ph.D.

Title: President and Chief Executive Officer

EXECUTIVE:

/s/ Margaret Dugan Date: 10/31/2025

Margaret Dugan, M.D.

[SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT]